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                                   Exhibit 5


                          [CORS & BASSETT LETTERHEAD]




                                January 23, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

                  Re:      Towne Financial Corporation --
                           Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as legal counsel in connection with the preparation of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), covering 20,000 shares of common stock, par value $1.00 per share (the "Shares"), of Towne Financial Corporation, an Ohio corporation (the "Corporation"), to be issued under the Towne Financial Corporation 1997 Stock Option Plan (the "Plan").

         We have examined and are familiar with the Corporation's Articles of Incorporation and Code of Regulations, and the various corporate records and proceedings relating to the organization of the Corporation and the proposed issuance of the Shares. We have also examined such other documents and proceedings as we have considered necessary for the purpose of rendering this opinion.

         Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Richard J. Valleau

                                             CORS & BASSETT